EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-136610) and related Prospectus of Idera Pharmaceuticals, Inc. and to the incorporation by reference therein of our report dated February 24, 2006 (except for Notes 1 and 16 as to which the date is March 24, 2006), with respect to the consolidated financial statements of Idera Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
ERNST & YOUNG LLP

Boston, Massachusetts
January 19, 2007